Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-122917) on Form N-1A of Grant Park Multi Alternative Strategies Fund and Grant Park Absolute Return Fund, each a separate series of the Northern Lights Fund Trust, of our reports dated November 29, 2017, relating to our audits of the consolidated financial statements and consolidated financial highlights, which appear in the September 30, 2017 Annual Reports to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Consolidated Financial Highlights”, "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 26, 2018